UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934*

(Amendment No. 3)

Park Hotels & Resorts Inc.

(Name of Issuer)

Common Stock, par value $.01 per share

(Title of Class of Securities)

700517105

(CUSIP Number)

Tyler S. Henritze

The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

Tel: (212) 583-5000

with a copy to:

Brian M. Stadler

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Tel: (212) 455-2000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 27, 2017

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box:  ☐

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS HLT Holdco III Prime LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 82,227
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 82,227
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 82,227
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS HLT BREH VI Holdco Prime LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS HLT A23 Holdco Prime LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,582
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,582
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,582
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS HLT BREP VI.TE.2 Holdco Prime LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS HLT A23 BREH VI Holdco Prime LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS HLT BREH Intl II Holdco Prime LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS HLT Holdco II Prime LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 82,227
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 82,227
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 82,227
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS HLT Holdco Prime LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 82,227
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 82,227
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 82,227
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS HLT BREP VI.TE.2 Holdings Prime Holdco LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS HLT BREH VI-A Holdings Prime Holdco LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS HLT BREH Intl II Holdings Holdco Prime LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS BH Hotels Holdco Prime LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 84,809
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 84,809
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 84,809
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS Blackstone Real Estate Partners VI Prime L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 84,809
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 84,809
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 84,809
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS Blackstone Capital Partners V Prime L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 84,809
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 84,809
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 84,809
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS Blackstone Real Estate Partners VI.TE.2 Prime L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS Blackstone Real Estate Holdings VI Prime L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS Blackstone Real Estate Holdings International II-Q Prime L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Alberta, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS Blackstone Real Estate Associates VI L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 84,809
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 84,809
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 84,809
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS BREA VI L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 367,306
	8	SHARED VOTING POWER 84,809
	9	SOLE DISPOSITIVE POWER 367,306
	10	SHARED DISPOSITIVE POWER 84,809
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 452,115
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS Blackstone Management Associates V L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 84,809
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 84,809
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 84,809
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS BMA V L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 105,472
	8	SHARED VOTING POWER 84,809
	9	SOLE DISPOSITIVE POWER 105,472
	10	SHARED DISPOSITIVE POWER 84,809
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 190,281
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS BREP VI Side-by-Side GP L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS BREP International II-Q GP L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS BREP International II-Q GP L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS Blackstone Holdings III L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Quebec, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 557,587
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 557,587
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 557,587
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS Blackstone Holdings III GP L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 557,587
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 557,587
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 557,587
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS Blackstone Holdings III GP Management L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 557,587
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 557,587
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 557,587
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS The Blackstone Group L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 557,587
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 557,587
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 557,587
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS Blackstone Group Management L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 557,587
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 557,587
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 557,587
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D

CUSIP No. 700517105

1	NAMES OF REPORTING PERSONS Stephen A. Schwarzman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 567,132
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 567,132
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 567,132
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON (See Instructions) IN

This Amendment No. 3 (“Amendment No. 3”) to Schedule 13D relates to shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Park Hotels & Resorts Inc., a Delaware corporation (the “Issuer”), and amends the initial statement on Schedule 13D filed on January 13, 2017, Amendment No. 1 to the Schedule 13D filed on March 17, 2017, and Amendment No. 2 to the Schedule 13D filed on June 7, 2017 (collectively, the “Schedule 13D”). Capitalized terms used but not defined in this Amendment No. 3 shall have the same meanings ascribed to them in the Schedule 13D.

Item 4.	Purpose of Transaction.

Item 4 of the Schedule 13D is hereby supplemented by the following:

On November 27, 2017, the Sponsor Stockholders agreed to sell an aggregate of 16,830,000 shares of Common Stock in privately negotiated transactions. The sales closed on December 1, 2017. Item 5(c) of this Amendment No. 3 is incorporated herein by reference.

Item 5.	Interest in Securities of the Issuer.

Items 5(a)-(b) of the Schedule 13D are hereby amended by amending and restating the first three paragraphs thereof as follows:

(a) and (b) Calculations of the percentage of shares of Common Stock beneficially owned assumes that there are a total of 214,851,098 shares of Common Stock outstanding as of October 27, 2017, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2017.

The aggregate number and percentage of shares of Common Stock beneficially owned by each Reporting Person and, for each Reporting Person, the number of shares as to which there is sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition are set forth on rows 7 through 11 and row 13 of the cover pages of this Schedule 13D and are incorporated herein by reference.

As of the date hereof, HLT Holdco III Prime LLC directly owns 82,227 shares of Common Stock, HLT A23 Holdco Prime LLC directly owns 2,582 shares of Common Stock, BMA V L.L.C. directly owns 105,472 shares of Common Stock, BREA VI L.L.C. directly owns 367,306 shares of Common Stock and Stephen A. Schwarzman directly owns 723 shares of Common Stock. Additionally, Mr. Schwarzman may be deemed to beneficially own 8,822 shares of Common Stock held directly by a foundation over which Mr. Schwarzman may be deemed to have investment and voting power.

Item 5(c) of the Schedule 13D is hereby amended and restated as follows:

(c) The Sponsor Stockholders sold the following shares of Common Stock in privately negotiated transactions that closed on December 1, 2017, at a weighted average price of $27.34 per share.

Sponsor Stockholder	Number of Shares Sold
HLT Holdco III Prime LLC	14,777,079
HLT BREH VI Holdco Prime LLC	52,121
HLT A23 Holdco Prime LLC	509,298
HLT BREP VI.TE.2 Holdco Prime LLC	1,479,651
HLT A23 BREH VI Holdco Prime LLC	3,067
HLT BREH Intl II Holdco Prime LLC	8,784

Additionally, on November 9, 2017, Mr. Schwarzman donated 8,822 shares of Common Stock to a charitable foundation over which Mr. Schwarzman may be deemed to have investment and voting power.

Except as set forth in this Amendment No. 3, none of the Reporting Persons has effected any transaction in the past 60 days in the shares of Common Stock.

Item 5(e) of the Schedule 13D is hereby amended and restated as follows:

(e) As of December 1, 2017, the Reporting Persons ceased to be the beneficial owners of more than five percent of the Common Stock.

SIGNATURES

After reasonable inquiry and to the best of its or his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 1, 2017

HLT HOLDCO III PRIME LLC

By:	/s/ Kenneth A. Caplan
Name:	Kenneth A. Caplan
Title:	Senior Managing Director

HLT HOLDCO II PRIME LLC

By:	/s/ Kenneth A. Caplan
Name:	Kenneth A. Caplan
Title:	Senior Managing Director

HLT HOLDCO PRIME LLC

By:	/s/ Kenneth A. Caplan
Name:	Kenneth A. Caplan
Title:	Senior Managing Director

HLT BREH VI HOLDCO PRIME LLC

By:	/s/ Kenneth A. Caplan
Name:	Kenneth A. Caplan
Title:	Senior Managing Director

HLT A23 HOLDCO PRIME LLC

By:	/s/ Kenneth A. Caplan
Name:	Kenneth A. Caplan
Title:	Senior Managing Director

HLT BREP VI.TE.2 HOLDCO PRIME LLC

By: HLT BREP VI.TE.2 Holdings Prime Holdco LLC, its sole member
By: Blackstone Real Estate Partners VI.TE.2 Prime L.P., its sole member
By: Blackstone Real Estate Associates VI L.P., its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

[Park Hotels & Resorts Inc. – Schedule 13D/A]

HLT A23 BREH VI HOLDCO PRIME LLC

By: HLT BREH VI-A Holdings Prime Holdco LLC, its sole member
By: Blackstone Real Estate Holdings VI Prime L.P., its sole member
By: BREP VI Side-by-Side GP L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

HLT BREH INTL II HOLDCO PRIME LLC

By:	/s/ Kenneth A. Caplan
Name:	Kenneth A. Caplan
Title:	Senior Managing Director

BH HOTELS HOLDCO PRIME LLC

By: Blackstone Real Estate Partners VI Prime L.P., its managing member
By: Blackstone Real Estate Associates VI L.P., its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

By: Blackstone Capital Partners V Prime L.P., its managing member
By: Blackstone Management Associates V L.L.C., its general partner
By: BMA V, L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE REAL ESTATE PARTNERS VI PRIME L.P.

By: Blackstone Real Estate Associates VI L.P., its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE ASSOCIATES VI L.P.

By: BREA VI L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BREA VI L.L.C.

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

[Park Hotels & Resorts Inc. – Schedule 13D/A]

BLACKSTONE CAPITAL PARTNERS V PRIME L.P.

By: Blackstone Management Associates V L.L.C., its general partner
By: BMA V L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE MANAGEMENT ASSOCIATES V L.L.C.

By: BMA V L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BMA V L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

HLT BREP VI.TE.2 HOLDINGS PRIME HOLDCO LLC

By: Blackstone Real Estate Partners VI.TE.2 Prime L.P., its sole member
By: Blackstone Real Estate Associates VI L.P., its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS VI.TE.2 PRIME L.P.

By: Blackstone Real Estate Associates VI L.P., its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

HLT BREH VI-A HOLDINGS PRIME HOLDCO LLC

By: Blackstone Real Estate Holdings VI Prime L.P., its sole member
By: BREP VI Side-by-Side GP L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE HOLDINGS VI PRIME L.P.

By: BREP VI Side-by-Side GP L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

[Park Hotels & Resorts Inc. – Schedule 13D/A]

BREP VI SIDE-BY-SIDE GP L.L.C.

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

HLT BREH INTL II HOLDINGS HOLDCO PRIME LLC

By: Blackstone Real Estate Holdings International II-Q Prime L.P., its controlling member
By: BREP International II-Q GP L.P., its general partner
By: BREP International II-Q GP L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE HOLDINGS INTERNATIONAL II-Q PRIME L.P.

By: BREP International II-Q GP L.P., its general partner
By: BREP International II-Q GP L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BREP INTERNATIONAL II-Q GP L.P.

By: BREP International II-Q GP L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BREP INTERNATIONAL II-Q GP L.L.C.

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BLACKSTONE HOLDINGS III L.P.

By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP L.P.

By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Park Hotels & Resorts Inc. – Schedule 13D/A]

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.

By: Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

/s/ Stephen A. Schwarzman
Stephen A. Schwarzman

[Park Hotels & Resorts Inc. – Schedule 13D/A]